Exhibit 4.77(a)

CONFIRMATION WITH RESPECT TO

FORTY-SECOND ASSIGNMENT OF AVAILABILITY AGREEMENT,

CONSENT AND AGREEMENT

Reference is made to that certain Forty-second Assignment of Availability Agreement, Consent and Agreement (hereinafter referred to as the “Assignment”), dated December 6, 2024, made by and among System Energy Resources, Inc. (the “Company”), Entergy Arkansas, LLC, (“Entergy Arkansas”) (successor in interest to Arkansas Power & Light Company and Arkansas-Missouri Power Company), Entergy Louisiana, LLC (“Entergy Louisiana”) (successor in interest to Louisiana Power & Light Company), Entergy Mississippi, LLC (“Entergy Mississippi”) (successor in interest to Mississippi Power & Light Company), and Entergy New Orleans, LLC (“Entergy New Orleans”) (successor in interest to New Orleans Public Service Inc.) (hereinafter Entergy Arkansas, Entergy Louisiana, Entergy Mississippi and Entergy New Orleans are called individually an “Affiliate Operating Company” and collectively, the “Affiliate Operating Companies”) and The Bank of New York Mellon (successor to United States Trust Company of New York), as trustee (the “Trustee”), entered into in connection with the issuance and sale by the Company of First Mortgage Bonds, 5.30% Series due December 15, 2034 (the “Twenty-seventh Series Bonds”) in the initial aggregate principal amount of $300,000,000, issued under and secured pursuant to the Original Restated Mortgage as supplemented by Officer’s Certificate No. 5-B-5 dated as of December 3, 2024 (“Officer’s Certificate No. 5-B-5”). Capitalized terms used herein and not defined herein shall have the meanings specified in the Assignment.

Pursuant to the Restated Mortgage and Officer’s Certificate No. 5-B-5, the Company may issue additional Twenty-seventh Series Bonds, without limitation as to amount, having substantially the same terms as the Twenty-seventh Series Bonds then Outstanding (as defined in the Restated Mortgage) (except for the issue date, the price to public and, if applicable, the initial interest payment date) without notice to or the consent of the existing holders of the Twenty-seventh Series Bonds.

Consistent with such provisions of Officer’s Certificate No. 5-B-5, the Company has entered into an Underwriting Agreement, dated May 28, 2025, between the Company and the several underwriters set forth in Schedule I thereto, providing, among other things, for the issue and sale by the Company of an additional $240,000,000 aggregate principal amount of Twenty-seventh Series Bonds (“Additional Twenty-seventh Series Bonds”) to be issued under and secured pursuant to the Original Restated Mortgage as supplemented by Officer’s Certificate No. 5-B-5.

The parties to the Assignment hereby confirm that such Additional Twenty-seventh Series Bonds and any additional Twenty-seventh Series Bonds issued hereafter pursuant to the Original Restated Mortgage as supplemented by Officer’s Certificate No. 5-B-5 (together with any further supplement to the Original Restated Mortgage relating to the Twenty-seventh Series Bonds) shall constitute, without distinction, “Twenty-seventh Series Bonds” pursuant to the terms of, and for all purposes under, the Assignment.

Confirmed as of May 30, 2025.

ENTERGY ARKANSAS, LLC ENTERGY LOUISIANA, LLC ENTERGY MISSISSIPPI, LLC ENTERGY NEW ORLEANS, LLC SYSTEM ENERGY RESOURCES, INC.

By:	/s/ Kevin J. Marino
Kevin J. Marino
Assistant Treasurer

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THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Michael Commisso
Name: Michael Commisso
Title: Vice President

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